Exhibit 99.1

vTv Therapeutics Reports First Quarter Financial and Operational Results

High Point, N.C. – May 12, 2016 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease and diabetes, today provided a corporate update and reported financial and operational results for the first quarter ended March 31, 2016.

“We are pleased to report a highly productive first quarter, as we continue to make strong progress advancing our Alzheimer’s and diabetes programs,” said President and CEO Steve Holcombe. “We continue to enroll the Phase 3 STEADFAST study with azeliragon as a potential disease modifying therapy for Alzheimer’s patients, and are making significant headway recruiting our two diabetes studies. In the quarter, we completed enrollment of our Phase 2b trial evaluating TTP399, a liver-selective Glucokinase Activator, and initiated our Phase 2 trial with TTP273, an oral, small molecule GLP-1R agonist. With data readouts from these studies anticipated this summer for TTP399, and in late 2016 for TTP273, we are excited to move closer to our goal of providing more effective treatment options for Type 2 diabetic patients.”

First Quarter 2016 and Recent Highlights

STEADFAST Study with azeliragon in Alzheimer’s disease (AD)

Azeliragon: A novel orally administered small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) with best-in-class potential

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Recruitment ongoing in pivotal Phase 3 study, with enrollment of Part A on track to complete in mid-2016. STEADFAST is a randomized, double-blind, placebo-controlled study evaluating whether azeliragon can effectively slow the cognitive and functional decline of patients with mild AD. The Company anticipates enrolling 800 patients in the United States and Canada who will receive 18 months of treatment, and expects to report topline data for Part A of the study in late 2017/early 2018. The STEADFAST trial is being conducted under a Special Protocol Assessment (SPA) and has Fast Track Designation from the FDA.

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Previous Phase 2b results of 5mg per day over a period of 18 months showed statistically significant efficacy in mild-to-moderate Alzheimer’s patients (+3.1 points on ADAS-Cog11 standard measure of cognition) and greater efficacy in mild patients (+4.0 points on ADAS-Cog11 standard measure of cognition), with benefits on all secondary endpoints.

AGATA Study with TTP399 in Type 2 diabetes

TTP399: A novel orally administered liver-selective Glucokinase Activator with first-in-class potential

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Completed enrollment of Phase 2b trial of TTP399 and expect to report data this summer. AGATA is a six-month, double-blind, placebo- and active-controlled parallel group trial in 180 patients with Type 2 diabetes on a stable dose of metformin. The study aims to demonstrate that TTP399 produces significant and sustainable improvement in glycemic control.

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Presented Phase 2a data at recent Keystone Symposia on New Therapeutics for Diabetes and Obesity showing evidence of TTP399’s liver selectivity, which is key to the compound’s ability to normalize blood glucose without inducing hypoglycemia, dyslipidemia or other toxicities. Results suggest a superior safety and efficacy profile over previously studied GKA compounds.

LOGRA Study with TTP273 in Type 2 diabetes

TTP273: An orally administered small molecule GLP-1R agonist with best-in-class potential

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Initiated Phase 2 study evaluating the safety and efficacy of TTP273, with data readout expected at year-end. LOGRA is a randomized, double-blind, placebo-controlled parallel group trial with expected enrollment of 156 Type 2 diabetics on a stable dose of metformin across 26 clinical trial sites in the United States.

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Presented data demonstrating potential benefits over current Type 2 diabetes treatments. Phase 1b data reported at the Keystone Symposia on New Therapeutics for Diabetes and Obesity showed TTP273 may have several benefits over current intravenous formulations, including predictable efficacy without significant gastrointestinal side effects. Additional data presented in an oral presentation at the Keystone Symposia on G-Protein Coupled Receptors: Structure, Signaling and Drug Discovery showed that TTP273 demonstrated functional selectivity for a particular subset of the full G protein-coupled receptor (GPCR) signaling repertoire, an indicator of improved efficacy and safety compared to current injectable formulations.

First Quarter 2016 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2016 were $75.5 million, compared to $88.0 million as of December 31, 2015. The Company expects that its cash, cash equivalents and marketable securities will be sufficient to fund its operations through at least mid-2017.
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R&D Expenses: Research and development expenses were $11.3 million in the first quarter of 2016, compared to $7.8 million in the same period in 2015. The increase in research and development expenses was primarily driven by costs related to azeliragon and includes increases of $1.0 million due to the initiation of a drug to drug interaction study in the first quarter of 2016, increases of $0.7 million due to increased patient enrollment in the STEADFAST study, and increases of $0.7 million in compound manufacturing costs.  Further, we saw increases of $0.5 million in clinical trial costs for TTP273 driven by the initiation of the LOGRA study and increases of $0.6 million in compensation costs as headcount increased to support the ongoing clinical trials.

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G&A Expenses: General and administrative expenses were $2.6 million in the first quarter of 2016, compared to $2.0 million in the same period in 2015. The increases in general and administrative expenses for the three-month period were primarily driven by an increase of $0.8 million in compensation expense related to the addition of personnel to support our compliance with public company requirements and the expense related to share-based awards. Such increases were offset by a reduction of $0.4 million in legal and professional fees which were higher in the first quarter of 2015 as we prepared for our IPO.

•	Net Loss: Net loss was $13.5 million for the first quarter of 2016 compared to net loss of $9.8 million for the same period in 2015.

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

vTv Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands except share data)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,501	$88,003
Account receivable, net	206	69
Prepaid expenses and other current assets	1,346	1,114
Total current assets	77,053	89,186
Property and equipment, net	545	624
Employee loans receivable - related party	24	49
Other long-term assets	1,937	1,673
Total assets	$79,559	$91,532
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$7,955	$6,627
Accounts payable and accrued expenses - related party	622	880
Deferred revenue	97	219
Total current liabilities	8,674	7,726
Other liabilities	237	245
Total liabilities	8,911	7,971
Commitments and contingencies
Redeemable noncontrolling interest	133,670	161,531
Stockholders’ deficit:
Class A Common Stock, $0.01 par value; 100,000,000 shares authorized, 9,349,259 and 9,156,686 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	94	92
Class B Common Stock, $0.01 par value; 100,000,000 shares authorized, 23,463,241 and 23,655,814 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	235	237
Additional paid-in capital	119,505	117,686
Accumulated deficit	(182,856)	(195,985)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(63,022)	(77,970)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$79,559	$91,532

vTv Therapeutics Inc.

Condensed Consolidated Statements of Operations

(in thousands except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$376	$50
Operating expenses:
Research and development	11,335	7,776
General and administrative	2,581	1,995
Total operating expenses	13,916	9,771
Operating loss	(13,540)	(9,721)
Other income (expense), net	20	(92)
Loss before income taxes and noncontrolling interest	(13,520)	(9,813)
Income tax provision	—	—
Net loss before noncontrolling interest	(13,520)	(9,813)
Less: net loss attributable to noncontrolling interest	(9,668)	—
Net loss attributable to vTv Therapeutics Inc.	$(3,852)	$(9,813)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.42)
Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	9,229,645

Contacts:

Investors
The Trout Group
Michael Gibralter

646-378-2938

mgibralter@troutgroup.com

Media
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com